Exhibit 99.1

Viking Therapeutics Announces Closing of Public Offering of Common Stock Including Full Exercise of Underwriters’ Option to Purchase Additional Shares

SAN DIEGO, CA – March 4, 2024 – Viking Therapeutics, Inc. (“Viking”) (Nasdaq: VKTX), a clinical-stage biopharmaceutical company focused on the development of novel therapies for metabolic and endocrine disorders, today announced the closing of its previously announced underwritten public offering of 7,441,650 shares of its common stock at a price to the public of $85.00 per share, which included the exercise in full by the underwriters of their option to purchase up to 970,650 additional shares of common stock. The gross proceeds to Viking from this offering were approximately $632.5 million, before deducting underwriting discounts and commissions and offering expenses.

Morgan Stanley, Leerink Partners, William Blair, Raymond James, Stifel and Truist Securities acted as joint book-running managers for the offering. Oppenheimer & Co. acted as lead manager for the offering. BTIG, H.C. Wainwright & Co., Maxim Group LLC and Laidlaw & Company (U.K.) Ltd. acted as co-managers for the offering.

Viking currently intends to use the net proceeds from the offering for continued development of its VK2809, VK2735 and VK0214 programs and for general research and development, working capital and general corporate purposes.

The securities described above were offered by Viking pursuant to an automatic shelf registration statement on Form S-3 (File No. 333-273460), previously filed with the Securities and Exchange Commission (the “SEC”) on July 26, 2023, and which automatically became effective upon filing. A final prospectus supplement and the accompanying prospectus relating to and describing the terms of the offering was filed with the SEC on March 1, 2024 and is available on the SEC’s website at www.sec.gov. Copies of the final prospectus supplement and the accompanying prospectus relating to the offering may also be obtained by contacting Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014, or by email at prospectus@morganstanley.com; or Leerink Partners LLC, Attention: Syndicate Department, 53 State Street, 40th Floor, Boston, Massachusetts 02109, by telephone at (800) 808-7525, ext. 6105, or by email at syndicate@leerink.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Viking Therapeutics, Inc.

Viking Therapeutics, Inc. is a clinical-stage biopharmaceutical company focused on the development of novel first-in-class or best-in-class therapies for the treatment of metabolic and endocrine disorders, with three compounds currently in clinical trials. Viking’s research and development activities leverage its expertise in metabolism to develop innovative therapeutics designed to improve patients’ lives. Viking’s clinical programs include VK2809, a novel, orally available, small molecule selective thyroid hormone receptor beta agonist for the treatment of lipid and metabolic disorders, which is currently being evaluated in a Phase 2b study for the treatment of biopsy-confirmed non-alcoholic steatohepatitis (NASH) and fibrosis. In a Phase 2a trial for the treatment of non-alcoholic fatty liver disease (NAFLD) and elevated LDL-C, patients who received VK2809 demonstrated statistically significant reductions in LDL-C and liver fat content compared with patients who received placebo. Viking is also developing VK2735, a novel dual agonist of the glucagon-like peptide 1 (GLP-1) and glucose-dependent insulinotropic polypeptide (GIP) receptors for the potential treatment of various metabolic disorders. Data from a Phase 1 and a Phase 2a trial evaluating VK2735 (dosed subcutaneously) for metabolic disorders demonstrated an encouraging safety and tolerability profile as well as positive signs of clinical benefit. The company is also evaluating an oral formulation of VK2735 in a Phase 1 trial. In the rare disease space, Viking is developing VK0214, a novel, orally available, small molecule selective thyroid hormone receptor beta agonist for the potential treatment of X-linked adrenoleukodystrophy (X-ALD). VK0214 is currently being evaluated in a Phase 1b clinical trial in patients with the adrenomyeloneuropathy (AMN) form of X-ALD. Viking holds exclusive worldwide rights to a portfolio of five therapeutic programs, including VK2809 and VK0214, which are based on small molecules licensed from Ligand Pharmaceuticals Incorporated.

Forward-Looking Statements

This press release contains forward-looking statements under the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, including statements regarding the anticipated use of proceeds from the offering. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially and adversely and reported results should not be considered as an indication of future performance. These risks and uncertainties are described in Viking’s most recent periodic reports filed with the Securities and Exchange Commission, including Viking’s Annual Report on Form 10-K for the year ended December 31, 2023, including the risk factors set forth in those filings. These forward-looking statements speak only as of the date hereof. Viking disclaims any obligation to update these forward-looking statements, except as required by applicable law.

Contacts:

Viking Therapeutics, Inc.

Greg Zante

Chief Financial Officer

858-704-4672

gzante@vikingtherapeutics.com

Vida Strategic Partners

Stephanie Diaz (Investors)

415-675-7401

sdiaz@vidasp.com

Tim Brons (Media)

415-675-7402

tbrons@vidasp.com